Alliance Advisory Partners LLC

611 Broadway, Suite 307

New York, NY, 10012

Todd Denkin, CEO

Digipath, Inc.

6450 Cameron St.

Las Vegas, NV, 89118

Dated: November 23, 2015

Gentlemen:

This letter sets forth our agreement relative to consulting services provided to Digipath, Inc. (“DIGP” or “Client”) by the undersigned (“AAP” or “Consultant.”)

The Client hereby engages Consultant for a 12 month term (the “Term”), commencing from October 1, 2015 and ending on December 31, 2016, to provide the services (the “Services”) set forth on Exhibit A attached hereto. This agreement may be terminated for any reason by either party on 90 days’ written notice, but shall otherwise continue for its full term. This Agreement will automatically renew for annual terms on each January 1 commencing with January 1, 2017 and on each successive anniversary thereof unless first canceled by either party in accordance herewith.

As full compensation for such Services, the Client shall pay Consultant the amounts set forth on Exhibit A attached hereto, payable as provided in Exhibit A. The Client shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of Consultant’s Services hereunder, including expenses incurred in connection with travel done at the request of the Client, within the normal payroll schedule, after proof of such expenses are delivered to Client. Any expenses over $500 must be approved by the CEO.

Consultant acknowledges that Consultant is providing services hereunder as an independent contractor, and that nothing in this Agreement shall be deemed to constitute Consultant and the Client as joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner to create any employer-employee relationship between the Client on the one hand, and Consultant on the other hand.

While providing consulting services for the Client, Consultant may become privy to confidential information regarding the Client. Consultant must treat such information as confidential and refrain from disclosing any such information to anyone including a subsequent client for Consultant’s consulting services or employer, in accordance with the terms of this agreement. “Confidential Information” shall mean all information or material proprietary to the Client or designated by the Client as proprietary or confidential, which Consultant may obtain knowledge about or access to through or as a result of Consultant’s relationship with the Client (including without limitation all information conceived, originated, discovered or developed in whole or in part by Consultant). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to practice or to writing in preliminary, intermediate or final form): financial condition, operations, assets and liabilities, business plans, research, development plans, processes, procedures, intellectual property, trade secrets, market research, marketing techniques and plans, business strategies, customer names and other information related to customers, price lists, pricing policies and other financial information. Notwithstanding the foregoing, Consultant’s confidentiality obligations do not extend to information which (i) is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of Consultant; (ii) is lawfully obtained by Consultant from a third party without any obligation to maintain the information proprietary or confidential; (iii) is known by Consultant prior to disclosure hereunder without any obligation to keep it confidential; or (iv) is compelled by law (e.g. by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to be disclosed.

Both during and after Consultant’s contractual relationship with the Client, Consultant agrees not to use Confidential Information for any purpose other than in conjunction with Consultant’s work hereunder. Consultant agrees to protect the Confidential Information from disclosure to anyone other than other than the Client’s employees and approved contractors and representatives, if any, who have a business-related need to have access to such Confidential Information in connection with the purposes of this Agreement. Nothing contained in this Agreement is intended to equate “Confidential Information” as defined herein, with “Inside Information” as that term is defined by Federal or State Securities laws.

Consultant agrees to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the provision of services under this Agreement. Consultant agrees to hold the Client harmless and defend and indemnify the Client against any liability that the Client sustains or incurs in connection with any claim or suit alleging (i) that Consultant’s services provided hereunder fail to comply with applicable federal, state, county or local laws, ordinances, regulations and codes, or (ii) that materials provided by Consultant to the Client in connection with such services infringe any proprietary rights of others or applicable law; provided Consultant are given notice and reasonable assistance in defending the claim or action.

Client hereby indemnifies Consultant and Consultant hereby indemnifies Client against all claims liabilities damages or costs, including without limitation reasonable attorney’s fees, arising from any action taken by Consultant or Client in the good faith performance of duties pursuant hereto, provided that such claim does not result from the knowing intentional and felonious act of Consultant and/or Client.

If the Parties believe that this letter accurately sets forth their agreement, please so indicate by signing below.

DIGIPATH, INC.		ALLIANCE ADVISORY PARTNERS, LLC

By:	/s/ Todd Denkin	By:	/s/ Joe Bianc
	Todd Denkin, CEO		J.J. Bianco, CEO

Exhibit A—Services; Compensation

This Exhibit A is attached to, and made a part of, the Letter Agreement dated as of November 23, 2015 by and between Digipath, Inc. and Alliance Advisory Partners, LLC.

Services. The services shall consist of oversight, negotiation and documentation of agreements between Client and potential acquisition targets, as well as more general business development activities on behalf of Client and its subsidiaries and affiliates with particular emphasis on activities in jurisdictions other than Nevada, and particular emphasis on activities or acquisitions of target companies in the marijuana testing, media and education businesses. Consultant will also assist Client and its CEO with general management issues, and in the selection and retention of appropriate corporate personnel and professionals.

Compensation. AAP shall be entitled to a monthly fee of $4,000 payable as follows: $2,000 will be paid each month in advance and $2,000 will be accrued until DigiPath Labs, Inc. becomes “break even”. In addition AAP shall receive reasonable success fees for completed transactions to be negotiated in good faith. Also, commencing on January 1, 2016, if no notice of cancellation has been issued prior thereto, Client shall pay to or at the direction of AAP 500,000 shares of its common stock for each calendar year services are provided pursuant hereto, in advance. Such shares shall be ratably subject to a “claw back” if this Agreement is terminated during any such year.